STANDARD SHORT FORM PENNSYLVANIA COMMERCIAL LEASE

This Commercial Lease Agreement dated this 31 day of MAY, 2012 between **Lincoln General Insurance Company, as Landlord** and **Ameri Metro, Inc.**, as **Tenant**.

1. **LEASED PREMISES.** **Landlord** leases to **Tenant** upon the terms and conditions contained in this Commercial Lease Agreement, a one room office area being a portion of Suite 120, as-is, on the first floor of the building located at 3501 Concord Road, York, PA 17402 as shown on Exhibit "A" attached hereto (Leased Premises). Landlord shall provide a desk or workstation. **Tenant** shall be responsible for all costs associated with its occupancy (IT, phones, etc.).

2. **TERM OF LEASE.** The term of this Commercial Lease Agreement is month to month commencing on June 1, 2012, and terminating upon thirty (30) day prior written notice by either party.

3. **RENTAL PAYMENT.** **Tenant** shall pay to **Landlord** the sum $500.00 per month as basic rental. The rental shall be payable monthly in advance on or before the first day of each month during the lease term without prior demand by **Landlord**. Payment of rental shall be to the business address of the **Landlord** or, upon written notice to **Tenant**, at another location.

In addition to the base rent **Tenant** will also pay a pro rata portion of certain other expenses and charges. This information is set forth hereinafter in paragraph 15. These sums shall be collectively referred to as additional rent, and said additional rent must be paid simultaneous with payment of basic rent as set forth in the paragraph immediately hereinabove. For purposes of default, as defined in this Lease, the consequences of failure to pay basic rent and/or additional rent shall be the same.

If the term of this lease shall commence on a date other than the first of the month, **Tenant** shall pay the monthly rental upon the commencement date. The rental paid shall be applied upon the first partial month and the last partial month. The second monthly payment shall be paid on or before the first day of the month following commencement of the lease term and shall be applied upon that month's rental.

Landlord and **Tenant** agree that timely payment of the rental and performance of all terms and conditions of this lease agreement is of the essence of this lease agreement. If the monthly rental shall not have been paid after the 1st of the month when the rental shall have been due, then **Tenant** agrees to pay a late fee of $15.00 per day following the due date to compensate **Landlord** for additional administrative costs, expenses and liquidated damages caused by the late payment. If payment is made to **Landlord** at the proper address by first class mail, postage prepaid, and then the date of the postmark shall be deemed to be the date of payment.

The time and manner of payment of the rental is subject to the right of **Landlord** to accelerate the rent and enforce collection of the entire unpaid balance of the rental for the remaining term of the lease if **Tenant** shall breach the terms or conditions of this Lease Agreement.

4. **SECURITY DEPOSIT.** **Tenant** has previously paid **Landlord** a sum equal to one month's rent (or $500.00) which amount shall be held by **Landlord** as a security deposit. As preconditions to the return of

the security deposit to **Tenant**; 1) **Tenant** shall vacate the Leased Premises and **Landlord** shall inspect the Leased Premises for damage; 2) **Tenant** shall have complied with all lease terms, conditions and rules and regulations; and 3) **Tenant** shall have paid in full the rental, additional rental and late charges if any. **Landlord** may apply all or any part of the Security Deposit to reimburse **Landlord** for any and all loss, damage and expense arising from the **Tenant's** breach of the terms and conditions, or rules and regulations of this Commercial Lease Agreement or nonpayment of rent, additional rent or late charges, if any. **Tenant** acknowledges that the Security Deposit is not to be considered to be payment of the last month's rent.

5. **INABILITY OF LANDLORD TO GIVE POSSESSION.** If **Landlord** is unable to transfer possession to **Tenant** upon the commencement of this Commercial Lease Agreement, then the lease term shall begin, but **Tenant's** duty to pay rent shall be suspended until **Landlord** is able to transfer possession to **Tenant**. **Landlord** shall not be liable to **Tenant** for damages if **Landlord** is unable to transfer possession of the Leased Premises for causes reasonably beyond the control of **Landlord**. For purposes of this provision, the holding over of the prior tenant suspends the **Landlord's** duty to transfer possession of the Leased Premises to **Tenant**.

6. **DESTRUCTION OF LEASED PREMISES.** **Tenant** shall notify **Landlord** as soon as possible of any casualty loss in or about the Leased Premises and **Tenant** shall notify **Landlord** immediately of any circumstance or condition in or about the Leased Premises which threatens the Leased Premises, or the property or safety of **Tenant**, **Landlord** or others.

If the Leased Premises is partially destroyed by fire or other casualty, **Tenant** shall have the right and option 1) to continue to occupy the habitable portion of the premises, or 2) to terminate this Commercial Lease Agreement absolutely and receive all sums prepaid on account of rent through the date of transfer of possession to **Landlord**. **Tenant** shall not have the option of terminating the lease if the loss was the result of the negligence of **Tenant**, **Tenant's** employees or business invitees.

7. **INSURANCE.** **Landlord** shall insure the structure within which the Leased Premises is located for fire and extended coverage. **Tenant** shall insure **Tenant's** personal property in or about the Leased Premises.

8. **SUBLETTING AND ASSIGNMENTS.** **Tenant** shall not assign this Commercial Lease Agreement or enter into any sublease agreement without the prior written consent of **Landlord**. Any attempted assignment or sublease by **Tenant** without the prior written consent of **Landlord** is null and void and is a breach of the conditions of this Commercial Lease Agreement. If **Landlord** shall consent to an assignment or sublease, any such consent shall not be deemed to be consent to any subsequent assignment or sublease.

9. **RELEASE OF LANDLORD FROM LIABILITY.** **Tenant** releases **Landlord** from liability for any personal injury or damage to property of **Tenant**, **Tenant's** employees or business invitees not arising from the negligence or intentional acts of **Landlord** or **Landlord's** agents or employees. **Landlord** shall not be liable for any injury or damage caused by water, rain, snow or ice that may leak or flow from whatever source into or about the Leased Premises or the building within which the Leased Premises is located.

10. **USE AND OCCUPANCY OF THE LEASED PREMISES.** The Leased Premises may be occupied only for commercial (non-residential) purposes and may be used only as general office space. No other use shall be permitted without the prior consent in writing of **Landlord**. **Tenant** shall occupy and use the Leased Premises in conformance with all applicable Federal, State and Local rules, regulations, laws and ordinances now in force or that may be enacted in the future. **Tenant** shall not store any flammable,

hazardous, or toxic substances or engage in any activity on or about the Leased Premises which activities or substances expose **Tenant, Landlord,** or others to a risk of injury, loss or damage.

11. **RULES AND REGULATIONS.** This section is deliberately omitted.

12. **SUBORDINATION.** The parties acknowledge and agree that this Commercial Lease Agreement is under, subject, and subordinate to any and all mortgages and security interests that presently encumber the property or that in the future may encumber the property of which the Leased Premises is a part.

13. **CARE AND MAINTENANCE OF LEASED PREMISES. Tenant** shall use due care in the use and occupancy of the Leased Premises and all appliances, furniture (if applicable), fixtures, and all heating, ventilating and air conditioning systems within the Leased Premises. **Tenant** also shall exercise due care when using any part of the building within which the Leased Premises is located. **Tenant** shall pay for all repairs to the Leased Premises, its contents, or any property of **Landlord** caused by the lack of due care by **Tenant, Tenant's** employees and **Tenant's** business invitees. Upon termination of this Commercial Lease Agreement for any cause, **Tenant** shall peaceably surrender possession of the Leased Premises and its contents to **Landlord** in as good order and repair as upon the commencement of the lease term, excepting only reasonable wear and tear. **Tenant** shall notify **Landlord** of any repairs or the need for repairs within the Leased Premises.

14. **RIGHT OF ENTRY. Landlord, Landlord's** agent and persons authorized by **Landlord** shall have the right to enter the Leased Premises at all reasonable times to inspect, perform maintenance, do repairs and show the premises to prospective tenants and purchasers.

15. **UTILITIES.** Charges for utilities and services supplied to the Leased Premises shall be paid as follows:

Charge or Service:	Paid By:
Television/Cable/Internet/Telephone	**Tenant**
Electric to Premises	**Landlord**
Water Service	**Landlord**
Natural Gas	**Landlord**
Refuse Collection	**Landlord**
Lawn Maintenance	**Landlord**
Snow and Leaf Removal	**Landlord**
Sewer Charges	**Landlord**
Janitorial Service	**Tenant**
Pest Control Charges in Tenant's space	**Tenant**
Other: County & Township Real Estate Taxes:	**Landlord**
Other: School Real Estate Taxes:	**Landlord**

Landlord shall have the right to temporarily suspend any utility or other services to the Leased Premises in order to do maintenance and repair or protect the property of **Landlord** or **Tenant** from risk of

harm or loss.

16. **DEFAULT AND REMEDIES**. The parties acknowledge and agree that time is of the essence. **DEFAULT** is defined as the failure to pay rent or any other charges when due, or the breach by tenant by any other term or condition of this Commercial Lease. If default occurs **Landlord** shall have the right and option without notice of termination or notice to quit to pursue any or all of the following remedies:

a) Termination of lease without prior notice.
b) Bring an action in court to recover possession of the Leased Premises without prior Notice to Tenant to Quit the Leased Premises.
c) Bring an action to recover the whole balance of the rent and charges due for the unexpired lease term.
d) Bring an action for damages caused by **Tenant's** breach which damages include reasonable attorney's fees and costs.

All remedies contained in this Commercial Lease Agreement shall be cumulative and concurrent. If **Landlord** shall pursue any remedy, it shall not be deemed to be a waiver of the right to seek any other remedy that may exist.

Either party shall have the right to require strict compliance with the terms and conditions of this Lease Agreement without having insisted upon strict compliance at any time during the term of this Lease Agreement. Any conduct which is inconsistent with the right to insist upon strict compliance shall not be a waiver of the right to insist upon strict compliance in the future, shall not create a custom, and shall not modify the terms and conditions of the Lease Agreement.

17. **ATTORNEY'S FEES AND COSTS.** If **Landlord** shall enforce the provisions of the Commercial Lease Agreement in any court against the **Tenant**, **Landlord** shall be entitled as part of any Court judgment to be reimbursed for all costs and expenses of enforcement including reasonable attorney's fees.

18. **GOVERNMENTAL POWER OF EMINENT DOMAIN**. If all or any part of the Leased Premises (or the building within which the Leased Premises is located) shall be condemned under the government's power of eminent domain, the lease shall terminate as to the portion taken. **Landlord** shall not be liable to **Tenant** for any claims by **Tenant** for loss of use of all or any portion of the Leased Premises (or the building within which the Leased Premises is located) or because this Commercial Lease Agreement has been terminated.

19. **BINDING EFFECT.** This Commercial Lease Agreement shall be binding upon the heirs, executors, personal representatives, successors and assigns of the parties hereto. **Tenant** shall not have the right to assign this lease or sublet the Leased Premises without the prior written consent of **Landlord.**

20. **NOTICES.** Any notice, approval, consent or other communication authorized or required by the Commercial Lease shall be in writing and shall be sent by certified or registered mail to the other party at the following addresses:

Attn: Gary J. Orndorff, CEO
Lincoln General Insurance Co.
3501 Concord Rd.
York, PA 17402

Attn: Shah Mathias, CEO
Ameri Metro, Inc.
3501 Concord Rd.
York, PA 17402

20. **ADDITIONAL TERMS, CONDITIONS, RIDERS AND AMENDMENTS**. This Lease includes all those additional terms, conditions, riders and amendments indicated below. The terms and conditions included in the attached Riders and Amendments are part of this Lease Agreement.

Yes——No = Rules and Regulations

Yes——No = Renewal Option

Yes——No = Rent Adjustment Addendum

Yes——No = Guaranty by Individuals

Yes——No = Proration of Non-Metered Utilities

Yes——No = Other: __________

Yes——No = Other: __________

This Commercial Lease Agreement dated this 1st day of June, 2012.

Landlord: Lincoln General Insurance Company

By: Gary J. Orndorff, President

Tenant: Ameri Metro, Inc.

05-31-2012

By: Shah Mathias
Its: CEO

EXHIBIT "A"
Suite 120


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